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                                                                      EXHIBIT 12



       COMPUTATION OF RATIO OF INCOME TO FIXED CHARGES AND PREFERRED STOCK

                              DIVIDEND REQUIREMENTS


                                            Six Months Ended            Three Months Ended
                                        -------------------------------------------------------
                                                 June 30,                      June 30,
                                            2000        1999             2000            1999
                                        -------------------------------------------------------
Net income                              $1,398,132   $1,180,362        $ 713,093      $ 565,751
Fixed charges:
Income before fixed charges             $1,398,132   $1,180,362        $ 713,093      $ 565,751
Fixed charges, as above
Preferred stock dividend requirements   $  900,450   $  900,450        $ 450,225      $ 450,225
Fixed charges including preferred
  stock dividends                       $  900,450   $  900,450        $ 450,225      $ 450,225
Ratio of income to fixed charges and
  preferred stock dividend requirements       1.55         1.31             1.58           1.46





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